Exhibit 99.3

China Petroleum and Chemical Corporation Natural Gas Branch

Hubei Gather Energy Gas Co., Ltd.

Natural Gas Sale and Purchase Intention Agreement

With respect that China Petroleum and Chemical Corporation (SINOPEC) will start to construct natural gas pipeline of the “Deliver the Natural Gas in Sichuan to East Part” project, whose trunk line is from the initial station of Puguang Gas Field in Xuanhan County, Sichuan Province to the final station in Shanghai through Chongqing City (Liangping and Zhongxian, etc.), Hubei Province (Enshi, Yichang, Wuhan, Huangshi and Huangmei, etc.), Anhui Province (Anqing, Chizhou and Xuancheng, etc.), Zhejiang Province (Huzhou and Jiaxing, etc.) and Jiangsu Province. The length of the trunk line is about 1,702km, the diameter is 1,016mm, the designed capacity is 12 billion m3/year, and the designed pressure is 10MPa. It is planned to be completed in December 2008;

With respect that as a natural gas seller authorized by Municipal Government of Huanggang City, Hubei Province, Hubei Gather Energy Gas Co., Ltd. has had certain quantity of customers, and it will have the conditions to receive the natural gas delivered through the pipeline in 2009.

Upon the principle of equal, voluntary, fair, legal and honest and friendly consultation, the both parties come to the intention agreement on sale and purchase of the natural gas delivered through the pipeline.

1. Stating Date

It is temporarily a random day from January 1, 2009 to June 30, 2009.

2. Volume of Gas

From the starting date, the volume of the initial period is 50 million m3/year, and with yearly increment, the final volume should not exceed 200 million m3/year.

3. Price

According to economic appraisal on feasibility research stage, the average price of each substation along the pipeline should not be lower than CNY 1.60/m3 (including storage expenses), and such price should be adjusted according to relevant state policies, which should be confirmed in the annual Natural Gas Sale and Purchase Contract.

4. Quality

The natural gas should comply with the Class II Natural Gas regulated by the State Standard of Natural Gas (GB17820-1999) of the People’s Republic of China.

5. Others

5.1 If the natural gas development strategy of the state or SINOPEC is adjusted, relevant articles of this intention agreement shall become invalid.

5.2 This intention agreement shall not have restrictions to the annual Natural Gas Sale and Purchase Contract signed by both parties.

5.3 This intention agreement is in four original copies, and each party shall keep two of them.

China Petroleum and Chemical Corporation Natural Gas Branch (Sealed)

Authorized Representative: Wu Canqi

General Manager of China Petroleum and Chemical Corporation Natural Gas Branch

Date: May 14, 2007

Hubei Gather Energy Gas Co., Ltd. (Sealed)

Authorized Representative: Wang Zhenhong

Chairman of Hubei Gather Energy Gas Co., Ltd.